EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement, by and between SK2, Inc., a Delaware corporation (the “Company”), and Scott Kuhlman, a resident of the State of Minnesota (the "Executive”), is entered into on this 19th day of May, 2005 (the “Effective Date”).
INTRODUCTION
     A. The Company is a Delaware corporation that desires to employ Executive in accordance with the terms and conditions stated in this employment agreement (the “Agreement”), and wishes to obtain reasonable protection against unfair competition from Executive following a termination of employment and to further protect against unfair use of its confidential business and technical information; and Executive is willing to grant the Company the benefits of a covenant not to compete for these same purposes.
     B. Executive wishes to receive compensation from the Company for Executive’s continued services and desires to accept continued employment pursuant to the terms and conditions of this Agreement.
AGREEMENT
     Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Executive, each intending to be legally bound, hereby agree as follows:
     1. Employment.
     Subject to all of the terms and conditions of this Agreement, the Company hereby agrees to employ Executive as the Company’s Chief Executive Officer, and Executive hereby accepts such employment. Executive shall report to the Company’s Board of Directors.
     2. Term.
     Unless terminated earlier according to the provisions of Section 5, Executive’s employment shall commence as of the Effective Date and shall continue for a three (3) year period (the “Term”).
     3. Duties.
     Executive will devote substantially all of his business hours to and, during such time, make the best use of his energy, knowledge, and training in advancing the Company’s interests. In addition, Executive may: (i) serve as an executive officer or consultant to other affiliated entities engaged in wholesale, retail or design activities; (ii) devote a reasonable amount of time and attention to civic, charitable, or social organizations; (iii) engage in such other activities as are specifically approved in writing by the Company’s Board of Directors (the “Board”); and (iv) make passive personal investments which do not conflict with the Company’s business nor require Executive to devote any significant amount of business time to such investment activity. Executive’s duties and responsibilities shall include, without limitation, assisting in the management of the Company’s routine day-to-day business operations, business development and servicing of client accounts, and such other duties and responsibilities as may be assigned by the Board.
     4. Compensation.
     (a) Base Salary. In consideration for Executive’s services under this Agreement, the Company hereby agrees to pay Executive an annual salary of One Hundred Fifty Thousand Dollars ($150,000.00) per year (the “Base Salary”). The Base Salary shall be paid no less often than monthly.
     (b) Bonus. Executive shall be entitled to a bonus of up to 100% of Executive’s Base Salary (as set forth in Section 4(a) above), as determined by the Board, or a compensation committee established by the Board.
     (c) Benefits. Executive shall be entitled to the employee benefits as provided to other Company employees. In addition, Executive shall be entitled to the following benefits:
     a) an automobile allowance of up to $500 per month.
     b) a 20 year term life insurance policy with a death benefit of $2,000,000.
     c) a variable life insurance policy with a death benefit of $353,198.00.
     (d) Reimbursement. The Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive on the Company’s behalf; provided, however, that Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended, and in accordance with any standard policies of the Company relating to reimbursement of business expenses as such policies exist or may be implemented in the future.
     5. Termination.
     Prior to the expiration of the Term, this Agreement may be terminated under the provisions of this Section 5.
     (a) Voluntary Termination. Executive may voluntarily terminate his employment hereunder for any reason and at any time after giving at least 30 days prior written notice thereof to the Board.

     Upon such a voluntary termination, Executive shall have no further rights against the Company hereunder, except for the right to receive: (i) any unpaid Base Salary with respect to the period prior to the effective date of termination; and (ii) reimbursement of expenses to which Executive is entitled under Section 4(d).
     (b) Termination Without Cause. If the Company terminates this Agreement without cause, then the Company shall pay to Executive Executive’s then-current Base Salary for a twenty-four (24) month period after the date of such termination, payable over a twenty-four (24) month period in the same manner as Base Salary is paid and any unreimbursed out-of-pocket business expenses incurred by Executive on the Company’s behalf pursuant to Section 4(d).
     (c) Termination For Cause. The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement at any time “For Cause” (as defined below) by giving notice to Executive stating the basis for such termination. Any Termination under this Section 5(c) shall be effective immediately upon delivery of the above-described notice or at such other time thereafter as the Company may designate in the notice. “For Cause” shall mean any of the following: (i) dishonesty, fraud, or material and deliberate injury or attempted injury, in each case related to the Company or its business; (ii) Executive’s conviction of a felony; or (iii) Executive’s continued failure to satisfactorily perform the duties assigned to him pursuant to Section 3 of this Agreement for a period of 60 days after a written demand by the Board for such satisfactory performance, which demand specifically identifies the manner in which it is alleged that Executive has not satisfactorily performed such duties.
     If Executive’s employment is terminated For Cause, Executive shall have no further rights against the Company hereunder, except for the right to receive: (1) any unpaid Base Salary with respect to the period prior to the effective date of termination, and (2) reimbursement of expenses to which Executive is entitled under Section 4(d).
     6. Confidentiality and Noncompetition.
     (a) Confidentiality. As used in this Section 6, “Confidential Information” means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary, but shall not include any information known by Executive prior to the Effective Date. Any information that Executive reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Executive or others originated it and regardless of how the Executive obtained it).

     Except as specifically permitted by an authorized officer of the Company or by written Company policies, Executive will not, either during or after his employment by the Company, use Confidential Information for any purpose other than the business of the Company or disclose it to any person who is not also an executive of the Company unless authorized by the Board. When Executive’s employment with the Company ends, Executive will promptly deliver to the Company all records and any compositions, articles, devices, apparatuses and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in Executive’s possession, regardless of who prepared them and will promptly deliver any other property of the Company in Executive’s possession (all such foregoing items, the “Materials”), whether or not Confidential Information. The foregoing sentence shall not apply to any Materials produced by Executive prior to the Effective Date.
     (b) Competitive Activities. Executive agrees that, during the Term and for a twenty-four (24) month period afterwards, Executive will not alone or in any capacity with another firm: directly engage in any commercial activity that competes with the Company’s Business (as defined below) within any state in the United States or within any state in which the Company directly markets or intends to market or services products or provides or intends to provide services.
     Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6(b) shall apply in the event that the Executive is terminated without cause for so long as Executive is receiving installments of the Severance Payment. In addition, this Section 6 shall not apply to any activity of the Executive from and after such time as the Company (1) shall have ceased all Business activities for a period of 60 days, or (2) shall have made a decision through its Board not to continue, or shall have ceased for a period of 60 days, the Company’s Business activities.
     Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6(b) shall not apply in the event the Executive is employed by or provides consulting services to an “affiliated” entity formed for the purpose of developing, owning and operating wholesale or retail clothing business. For purposes of this provision, “affiliated” shall mean any entity which shares common ownership with the Company or is wholly or partially owned by the Company.
     For purposes of this Section 6, “Business” shall mean the operation of retail distributors of clothing and the design and marketing of men’s and women’s fashion apparel. For the sake of clarity, “Business” does not include private label wholesaling.
     7. Conflicts of Interest.
     Executive agrees that he will not, directly or indirectly, transact business with the Company personally, or as agent, owner, partner or shareholder of any other entity; provided, however,

that any such transaction may be entered into if approved by the Board so long as Executive’s ownership or relationship is disclosed to or otherwise known by the Board.
     8. General Provisions.
     (a) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company’s successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement; provided, however, that the Company may assign this Agreement only in connection with a merger, consolidation, assignment, sale, or other disposition of substantially all of its assets or business.
     (b) Amendment. This Agreement may be modified or amended only by a written agreement signed by both the Company and Executive.
     (c) Governing Law and Forum. The laws of Minnesota will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and both the Company and Executive hereby consent to the exclusive jurisdiction of Minnesota courts for this purpose.
     (d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.
     (e) No Waiver. No failure or delay by either the Company or Executive in exercising or enforcing any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.
     (f) Captions. The headings in this Agreement are for convenience only and shall not affect this Agreement’s interpretation.
     (g) References. Except as otherwise required or indicated by the context, all references to Sections in this Agreement refer to Sections of this Agreement.
     (h) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

     (i) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand delivered or sent by registered or certified first-class mail, postage prepaid, and shall be effective upon delivery if hand delivered, or three days after mailing if mailed to the addresses stated below. These addresses may be changed at any time by like notice:

If to the Company:	SK2, Inc. 701 North Third Street Minneapolis, MN 55401 Attention: Board of Directors

If to Executive:	Scott Kuhlman 5232 Clinton Avenue South Minneapolis, MN 55419
     (j) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all parties. Each party shall become bound by this Agreement immediately upon signing any counterpart, independently of the signature of any other party. In making proof of this Agreement, however, it will be necessary to produce only one copy signed by the party to be charged.
     In Witness Whereof, the undersigned Executive and the Company have executed this Agreement effective as of the Effective Date.

COMPANY:	SK2, INC., a Delaware corporation

By

Jon Sabes, a Director

EXECUTIVE:	Scott Kuhlman